EXHIBIT 10.26
Mirion Technologies, Inc.
3000 Executive Parkway, Suite 222
San Ramon, CA 94583
[Date]
[Addressee]
[Address]
[Address]
Ladies and Gentleman:
     This letter agreement (this “Agreement”), entered into between Mirion Technologies, Inc. (the “Company”) and ___(“Holder”), sets forth the understanding of the parties hereto with respect to the payment by the Company of certain dividends to which Holder shall be entitled as a holder of shares of the Preferred Stock of the Company in accordance with Section 3.1 of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”).
     The parties agree that all dividends to be paid to Holder in newly issued shares of Preferred Stock to which Holder is or shall become entitled pursuant to Section 3.1 of the Certificate of Incorporation that accrue between April 1, 2010 and the date of the conversion of the Preferred Stock into shares of Class A Common Stock (the “Conversion Date”) shall in lieu and in complete satisfaction of the Company’s obligations in respect thereof be made by the Company in the form of a cash payment to the Holder in an amount equal to the product of (x) the number of shares of Class A Common Stock into which such paid-in-kind dividends would be convertible on the Conversion Date and (y) the initial public offering price of the shares of common stock of the Company in the Company’s initial public offering (the “Offering”). Such cash payment shall be made promptly following the closing of the Offering.
     The provisions of this Agreement may not be amended, modified, waived or terminated without the written consent of each party hereto. This Agreement shall automatically terminate and neither party shall have any further obligation hereunder if the Preferred Stock has not converted into shares of Class A Common Stock on or before June 1, 2010 and if so terminated all entitlements of the Holder to Preferred Stock dividends from and after April 1, 2010 shall be restored in full. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof. Any terms used herein that are not herein defined shall be used herein as defined in the Certificate of Incorporation.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

MIRION TECHNOLOGIES, INC.
By:
Name:
Title:

HOLDER
By:
Name:
Title:

[Signature Page to Letter Agreement]